Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:	Trina Schurman
November 1, 2012		Nordstrom, Inc.
(206) 233-6503

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 303-3036

Nordstrom Reports October and Third Quarter Sales

    SEATTLE, Wash. (November 1, 2012) – Nordstrom, Inc. (NYSE: JWN) today reported a 9.8 percent increase in same-store sales for the four-week period ended October 27, 2012 compared with the four-week period ended October 29, 2011. Preliminary total retail sales of $835 million for October 2012 increased 11.5 percent compared with total retail sales of $749 million for the same period in fiscal 2011.

  Third quarter same-store sales, which reflected a shift in the timing of the Anniversary Sale event, increased 10.7 percent compared with the same period in fiscal 2011. Preliminary third quarter total retail sales of $2.71 billion increased 13.8 percent compared with total retail sales of $2.38 billion for the same period in fiscal 2011.

  Year-to-date same-store sales increased 7.7 percent compared with the same period in fiscal 2011. Preliminary year-to-date total retail sales of $8.17 billion increased 11.4 percent compared with total retail sales of $7.33 billion for the same period in fiscal 2011.

SALES RECORDING

  To hear Nordstrom’s pre-recorded October sales message, please dial (402) 220-6036 beginning today at 8:40 a.m. EDT. This recording will be available for one week.

OCTOBER SALES RESULTS

(unaudited; $ in millions)

	Total Retail Sales			Same-store Sales
	Fiscal 2012	Fiscal 2011	Percent Increase	Total	Nordstrom	Nordstrom Rack

October	$835	$749	11.5%	9.8%	10.2%	10.5%

Third Quarter	$2,713	$2,383	13.8%	10.7%	11.2%	8.1%

Year-to-date	$8,166	$7,328	11.4%	7.7%	8.1%	7.5%

Number of stores	Oct-12	Oct-11
Nordstrom	117	117
Nordstrom Rack and other	121	108

Total	238	225

Gross square footage	25,213,000	24,744,000

SAME-STORE SALES

  Same-store sales include sales from stores that have been open at least one full year as of the beginning of the fiscal year. Nordstrom includes sales from both full-line stores and Direct because of the integration of these two channels. Total same-store sales include accounting adjustments that are not allocated to Nordstrom and Nordstrom Rack. Same-store sales exclude sales made through HauteLook, Nordstrom’s online private sale subsidiary, which was acquired in the first quarter of 2011.

EXPANSION UPDATE

  In October, Nordstrom opened three Nordstrom Rack stores at Town & Country in Phoenix, Ariz.; Alamo Quarry Market in San Antonio, Texas; and Huntington Shopping Center in Huntington, N.Y. In addition, Nordstrom relocated its Nordstrom Rack store at the City Center in White Plains, N.Y. to another floor at the same location.

  In November, Nordstrom plans to open two Nordstrom Rack stores at Warwick Mall in Warwick, R.I. and Northgate Mall in Seattle, Wash.

  Nordstrom also announced plans to open four Nordstrom Rack stores beginning in 2013 at Manhasset Center in Long Island, N.Y.; Promenade in Crocker Park in Cleveland, Ohio; Collection Anex in Chicago, III.; and Baldwin Commons in Auburn Hills, Mich.

FUTURE REPORTING DATES

  Nordstrom’s planned financial release calendar through the next quarterly earnings period currently includes:

Third Quarter Earnings Release	Thurs., November 8, 2012
November Sales Release	Thurs., November 29, 2012
December Sales Release	Thurs., January 3, 2013
January Sales Release	Thurs., February 7, 2013
Fourth Quarter Earnings Release	Thurs., February 21, 2013

ABOUT NORDSTROM

  Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 238 stores in 31 states, including 117 full-line stores, 117 Nordstrom Racks, two Jeffrey boutiques, one treasure&bond store and one clearance store. Nordstrom also serves customers through Nordstrom.com and through its catalogs. Additionally, the Company operates in the online private sale marketplace through its subsidiary HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

  Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated store openings and trends in company operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; effective inventory management; successful execution of our growth strategy, including possible expansion into new markets, technological investments and acquisitions, our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to manage the change in our business/financial model as we increase our investment in e-commerce and our online business; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; successful execution of our multi-channel strategy, including planning, procurement and allocation capabilities; our compliance with applicable banking and related laws and regulations impacting our ability to extend credit to our customers; impact of the current regulatory environment and financial system and health care reforms; the impact of any systems failures, cybersecurity and/or security breaches, including any security breaches that result in the theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; our compliance with employment laws and regulations and other laws and regulations applicable to us, including the outcome of claims and litigation and resolution of tax matters; compliance with debt covenants and availability and cost of credit; our ability to safeguard our brand and reputation; successful execution of our information technology strategy; our ability to maintain our relationships with vendors; trends in personal bankruptcies and bad debt write-offs; changes in interest rates; efficient and proper allocation of our capital resources; weather conditions, natural disasters, health hazards or other market disruptions, or the prospects of these events and the impact on consumer spending patterns; disruptions in our supply chain; the geographic locations of our stores; the effectiveness of planned advertising, marketing and promotional campaigns; our ability to control costs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended January 28, 2012, and our Forms 10-Q for the fiscal quarters ended April 28, 2012 and July 28, 2012, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

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